Exhibit 10.42

May 9, 2016

Purchase Agreement

This Purchase Agreement (this "Agreement") is made as of May 9, 2016, and sets forth terms by Elion Oncology, LLC (the "Purchaser") 4800 Hampden Lane, Suite 200, Bethesda, MD 20814 will acquire from Fennec Pharmaceuticals Inc., 68 TW Alexander Dr., Triangle, NC 27709, (the "Company") all intellectual property and related property of the Company pertaining to Eniluracil and the compound known as Adh-1.

1.           Scope of the Agreement

1.1.         The scope of this Agreement shall be the sale and purchase of the intellectual property of the Company as described in this Purchase Agreement, including any and all data, documentation, research, rights, benefits and available substances, active pharmaceutical ingredient (API), as well as any related kits relating to Eniluracil and Adh-1 technologies or development programs thereunder and all other related pharmaceutical technologies of the Company, whether owned, licensed or otherwise (collectively, the “Technologies”), including without limitation the lead (and back-up) compounds products in clinical trials, preclinical and clinical phases (collectively, the "Products"), data, trial master files, IND’s, safety databases on which the Technologies and Products have been researched and/or developed by the Company, files, and discs relating to the foregoing containing information relating to Eniluracil and Adh-1 (all such Technologies, Products and other assets of the Company collectively, the "Purchased Assets"), whether in hard copy, electronic files, notebooks, or otherwise wherever they are stored, including:

i.	All patents, copyrights, trademarks, designs, including all related applications, and any other registered or unregistered intellectual or industrial property relating to the Products and the Technologies.

ii.	All information and know-how, including but not limited to information and know-how related to research, development, manufacturing and/or business (commercial/marketing), used or held for use in connection with the Products and the Technologies.

iii.	All health and regulatory registrations and/or applications including two open and active IND’s for the above referenced technologies and related regulatory documentation for any and all jurisdictions for the Products and the Technologies.

iv.	All drugs, formulations and user devices, applications, and all safety data.

v.	All other information, documentation, work product and goodwill related to the Products and the Technologies.

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The foregoing Purchased Assets are to be transferred in an orderly fashion, with the Company attaching to this Agreement a list of all patents, copyrights, trademarks, designs, whether applied for or received, and identifying the current status of each; and a list of all health and regulatory registrations and/or applications and the current status of each. For further clarity and avoidance of doubt, this includes all regulatory communications with the U.S. FDA and EMEA (the European Medicines Agency) and any other jurisdiction where the Company has prosecuted a development plan for marketing authorization. For the avoidance of doubt, the parties acknowledge and agree that the GSK License Agreement (as defined below) is not being assigned to the Purchaser as part of the Purchased Assets; rather, the Company’s developments and commercialization rights thereunder shall be sublicensed to Purchaser.

1.2.         Purchaser will acquire all of the Purchased Assets in an asset purchase pursuant to this Agreement and, except as otherwise provided herein, the Purchaser will not be responsible for any of the Company's liabilities.

2.           Purchase Price

Within 10 days after the end of the Review Period (as defined below) and upon satisfaction of the conditions precedent in Paragraph 3 of this Agreement, there shall be a closing (the “Closing”) with (i) Purchaser paying the Company $40,000 (US Dollars), and (ii) the Company assigning and transferring to Purchaser the Purchased Assets. Purchaser’s obligation to close is subject to the Company’s representations and warranties in Paragraph 5 of this Agreement being true and correct as of the Closing, with the Company certifying in writing to the Purchaser that all such representations and warranties are true and correct as of the Closing.

In addition, from and after the Closing, the Purchaser shall also be obligated to pay to the Company in US dollars, on a quarterly basis, within thirty days following the end of each calendar quarter (with the first calendar quarter being the period from closing until December 31, 2016) until the expiry of the last to expire of the patents included in the Purchased Assets, an amount (the “Revenue Share Payment”) equal to five percent (5%) of the gross amounts invoiced or otherwise earned by or paid to the Purchaser, its Affiliates (as defined below), assignees and sublicensees that is derived from the Purchased Assets, including Adh1 or Eniluracil or any other indications, pharmaceutical preparations or formulations derived in whole or in part from the Purchased Assets (“Purchased Asset Revenue”) during such preceding calendar quarter. A report detailing all Purchased Asset Revenue shall accompany such quarterly payment. .. Purchased Asset Revenue shall not include any equity investment in or loan to the Purchaser for development of, or investment in, the Purchased Asset.

“Affiliate” means, with respect to any specified person or entity, any other person or entity who, directly or indirectly, controls, is controlled by, or is under common control with such person or entity. Purchaser shall also be solely responsible for making, and shall indemnify and hold harmless the Company from and against, any and all milestone, royalty or other payments required to be paid from and after the Closing under this Agreement as it relates to the Purchased Assets to GlaxoSmithKline (“GSK”) under the Development and License Agreement dated July 14, 2015, as amended December 20, 2005, June 23, 2006, January 16, 2007 and May 23, 2007 (the “GSK License Agreement”)with respect to the Purchased Assets. The Company shall deliver to Purchaser a copy of any correspondence, including but not limited to email received from GSK or its counsel with respect to the Purchased Assets, and copies of any correspondence, including but not limited to emails sent by the Company or its counsel to GSK as it relates to the Purchased Assets, within 10 days after such correspondence is sent or received. The Company shall be solely responsible for making, and shall indemnify and hold harmless the Purchaser from and against, any and all royalty or other payments required to be paid prior to the Closing under this Agreement or which do not relate to the Purchaser’s purchase of the Purchased Assets.

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Any development milestone payments arising after the Closing under this Agreement and required under Section 8.1.1 of the GSK License Agreement as it relates to the Purchased Assets shall be paid by the Purchaser. Future Revenue Share Payments shall be reduced (up to a maximum reduction of 4.0% of Purchased Assets Revenue) by any other required payments made to GSK with respect to the Purchased Assets, it being understood and agreed that such reduction of future Revenue Share Payments (up to a maximum reduction of 4.0% of Purchased Assets Revenue) shall be the sole remedy and recourse in the event of such other required payment to GSK under the GSK License Agreement. In no event shall Company be responsible for refunding any previously made Revenue Share Payments or making any payment that may be required under the GSK License Agreement, even if such required payments exceed future Revenue Share Payments.

The decision whether or not to develop the Technologies in any other additional indications or any other Products will be made by Purchaser alone, in its sole discretion.

3.           Conditions Precedent.

Closing will be subject to certain conditions being fulfilled, including but not limited to the following:

3.1          The end of the Review Period, as defined in Paragraph 4 of this Agreement;

3.2.         Approval of the transaction evidenced by this Agreement by the directors and shareholders of the Company and the Members of the Purchaser and delivery of such approval to the Company or the Purchaser, as the case may be.

3.3         During the period up to the closing date, no circumstances have occurred which may have a material adverse effect on the Purchased Assets or the Company’s ability to transfer the Purchased Assets to Purchaser.

3.4         That the Company has provided full disclosure of any and all material events and circumstances of the Purchased Assets, and there are no material omissions of information.

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4.           Due Diligence. Purchaser shall have the sooner of 90 days after the date of this Agreement or completion of its due diligence review (the “Review Period”) to evaluate the Purchased Assets. The Company shall cooperate with Purchaser’s review of the Purchased Assets, providing the Company with access to all such assets. Prior to the end of the Review Period, the Purchaser shall have the right to terminate this Agreement by written notice to the Company, in which event the Purchaser shall return to the Company the Technologies, Products and Assets received from the Company and neither party shall have any further right or obligation under this Agreement.

5.           Representations and Warranties.

The Company hereby represents and warrants to Purchaser as follows:

5.1         There is no action or claim pending or threatened against the Company or the directors of the Company which could affect the proposed sale of the Purchased Assets or other assets of the Company to the Purchaser or impair the use of and operations related to the Purchased Assets, including Technologies and Products after completion of the acquisition.

5.2         Except as set forth in Exhibit A, the Company owns the Purchased Assets and no third party has any right, title or interest in the Purchase Assets.

5.3         No one has made any claim or threatened to make a claim with respect to the Purchased Assets.

5.4         The Purchased Assets are being transferred to Purchaser free and clear of any claims, liens or encumbrances.

5.5         The current status of any regulatory approvals with respect to the Purchased Assets is set forth on Exhibit 1 attached hereto.

5.6         All licenses obtained or provided by the Company which relate in any manner to the Purchased Assets are set forth on Exhibit 2 attached hereto. To the best of the Company’s knowledge, information and belief, no milestone, royalties or other payments are required to be made in connection with the use, development, licensing or sale of the Purchased Assets, except as set forth in Exhibit 2.

5.7         The party entering into this Agreement for the Company has the right and authority to enter into this Agreement and this Agreement is binding and enforceable on the Company. The Company has taken all necessary action and there are no notices, filings, consents or approvals, required to be obtained from the Company, its shareholder or Board of Directors, from its creditors or third parties or from governmental or regulatory authorities, except as provided in Paragraph 3 above, before this Agreement can be entered into or the Purchased Assets can be transferred to Purchaser.

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5.8         No third party approval or consent is required in connection with the Company entering into this Agreement or transferring the Purchased Assets to the Purchaser, including but not limited to the consent of any licensor or governmental agency.

5.9         A correct and complete copy of the GSK License Agreement, including any amendments or modifications thereto is attached hereto as Exhibit 3. The Company is not in breach of the GSK License Agreement and has not received any notice of termination, breach or default under the GSK License Agreement.

6.           Binding Commitments.

6.1         Costs: Each party shall pay and be responsible for its own costs and expenses incurred in connection with the proposed acquisition, including, without limitation, legal, accountancy, actuarial and other professional fees.

6.2         Confidentiality: Any information disclosed by one party hereto to the other party in the course of the present negotiations are strictly confidential at any times in so far as it is not publicly known, except that it may be disclosed to advisors appointed with respect to the transactions covered by this Agreement or as may be required with respect to governmental authorities.

6.3         Applicable Law and Jurisdiction: This Agreement is governed by and shall be construed in accordance with Maryland law. The place of jurisdiction for all disputes arising from this Agreement shall be the United States.

7.           Other Terms and Formalities

7.1          Purchaser agrees that the Company shall have the right, at Company’s expense (except as otherwise provided below), no more than once in any calendar year, to audit the financial records of Purchaser, its Affiliates, assignees and sublicensees as it relates to the Purchased Assets to ensure that all Purchased Asset Revenue is recorded and all Revenue Share Payments are made in accordance with this Agreement. Purchaser shall provide the Company with reasonable access to all financial records relating to the Purchased Assets of the Purchaser, its Affiliates, assignees and sublicensees ; and (iii) permit Company to interview employees of the Purchaser, its Affiliates, assignees and sublicensees as reasonably necessary to complete an audit. Such audit shall be conducted in Purchaser’s offices during normal business hours. All information provided in connection with such audit shall be deemed confidential and shall not be disseminated by the Company or its auditors except in an action to enforce this Agreement, and only to the extent required to enforce this Agreement. In the event any such audit reveals underpayment of any Revenue Share Payment, Purchaser shall forthwith pay such deficiency to Company and, if such underpayment represents 5% or more of the total Revenue Share Payment made for such calendar quarter, such audit shall be at Purchaser’s expense. Any such audit shall be conducted by a certified public accounting firm which is not being paid on a contingent fee basis and the costs of the same shall be borne by the Company.

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7.2         This Agreement shall be binding on the parties hereto and their successors and assigns.

7.3         This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof. This Agreement may not be amended except by an instrument in writing signed by both the Company and the Purchaser.

7.4         This Agreement may be executed in counterparts, which together shall constitute one agreement.

7.5         Purchaser shall have the right to assign its right, title and interest in this Agreement and/or the Purchased Assets without the consent of the Company or any third party. Any such assignment shall not reduce or relieve Purchaser from its Revenue Share Payment obligations hereunder.

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Purchaser and the Company have executed this Agreement as of the date first hereinabove written.

Fennec Pharmaceuticals, Inc.

By:
Name Printed: Rosty Raykov

Elion Oncology, LLC

By:

R. Michael Floyd, Manager

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